As filed with the Securities and Exchange Commission on June 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

PennyMac Mortgage Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	27-0186273
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3043 Townsgate Road Westlake Village, California	91361
(Address of Principal Executive Offices)	(Zip Code)

PennyMac Mortgage Investment Trust 2019 Equity Incentive Plan

(Full title of the plan)

Derek W. Stark

Senior Managing Director and Chief Legal Officer and Secretary

PennyMac Mortgage Investment Trust

3043 Townsgate Road

Westlake Village, California 91361

(818) 224-7442

(Name, address and telephone number, including area code, of agent for service)

Copy to:

J. Gerard Cummins

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Phone: (212) 839-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares of beneficial interest, par value $0.01 per share	8,600,000 (1)	$21.54 (2)	$185,244,000 (2)	$22,451.57 (2)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional and indeterminate number of common shares of beneficial interest (“common shares”) that may be issued pursuant to the anti-dilution provisions of the PennyMac Mortgage Investment Trust 2019 Equity Incentive Plan.

(2)

Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the common shares reported on the New York Stock Exchange on June 10, 2019.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by PennyMac Mortgage Investment Trust (the “Registrant”) (Commission File No. 001-34416) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
(b)

All other reports filed (but not “furnished”) by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between December 31, 2018 and the date of the filing of this Registration Statement; and

(c)

The description of the common shares contained in the Registration Statement on Form S-3 (Commission File No. 333-225647) filed with the Commission on June 14, 2018, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not “furnished”) by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s declaration of trust contains a provision that eliminates the liability of the Registrant’s trustees and officers to the maximum extent permitted by Maryland law.

The Registrant’s declaration of trust authorizes it, and its second amended and restated bylaws (the “Bylaws”) require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer or (ii) any individual who, while serving as the Registrant’s trustee or officer and at its request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The Registrant’s declaration of trust and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served any predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Registrant has entered into indemnification agreements with each of its trustees and executive officers that address similar matters, as described below.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification even though the director or officer did not meet the prescribed standard of conduct. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant entered into customary indemnification agreements with each of its trustees and executive officers that obligate the Registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Registrant to indemnify the trustee or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with any proceeding to which the indemnitee is, or is threatened to be, made a party, or in which the indemnitee otherwise becomes involved (including as a witness), by reason of the indemnitee’s service to the Registrant as a trustee or officer or in certain other capacities.  However, the indemnitee will not be entitled to indemnification if the proceeding was brought by or on behalf of the Registrant and the indemnitee is adjudged to be liable to the Registrant or it is established that one of the other prohibitions on indemnification under Maryland law exists.

In addition, the indemnification agreements require the Registrant to advance, without a preliminary determination of the indemnitee’s entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the Registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index attached hereto.

EXHIBIT INDEX
Exhibit Number	Description of Exhibit

4.1	Declaration of Trust of the Registrant, as amended and restated (Attached as Exhibit 3.1 to Form 10-Q, filed with the Commission on November 6, 2009 and incorporated herein by reference).

4.2

Second Amended and Restated Bylaws of the Registrant (Attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on March 16, 2018 and incorporated herein by reference).

4.3

PennyMac Mortgage Investment Trust 2019 Equity Incentive Plan (Attached as Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 22, 2019 and incorporated herein by reference).

*5.1	Opinion of Venable LLP.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1).

*24.1	Power of Attorney.

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 12th day of June, 2019.

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ David A. Spector
David A. Spector

President and Chief Executive Officer (Principal Executive Officer)

Each person whose signature appears below hereby severally constitutes and appoints Stanford L. Kurland and Derek W. Stark, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and re-substitution, to sign for him or her and in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ David A. Spector David A. Spector	President, Chief Executive Officer and Trustee (Principal Executive Officer)	June 14, 2019

/s/ Andrew S. Chang Andrew S. Chang	Chief Financial Officer (Principal Financial Officer)	June 14, 2019

/s/ Gregory L. Hendry Gregory L. Hendry	Chief Accounting Officer (Principal Accounting Officer)	June 14, 2019

/s/ Stanford L. Kurland Stanford L. Kurland	Executive Chairman and Trustee	June 14, 2019

/s/ Scott W. Carnahan Scott W. Carnahan	Trustee	June 14, 2019

/s/ Preston DuFauchard Preston DuFauchard	Trustee	June 14, 2019

/s/ Randall D. Hadley Randall D. Hadley	Trustee	June 14, 2019

/s/ Nancy McAllister Nancy McAllister	Trustee	June 14, 2019

/s/ Marianne Sullivan Marianne Sullivan	Trustee	June 14, 2019

/s/ Stacey D. Stewart Stacey D. Stewart	Trustee	June 14, 2019

/s/ Frank P. Willey Frank P. Willey	Trustee	June 14, 2019